Source: Continental Energy Corporation

Continental Energy Corporation Retains The Oberon Group as its

Financial Advisor to Assist in Developing Growth Strategies

NEW YORK CITY – March 3, 2004 – Continental Energy Corporation (OTCBB: CPPXF) today announced that it has retained The Oberon Group, LLC, based in New York City, to advise the company in its fund raising efforts as well as to provide continuing counsel as it executes its business plan.

“We are very pleased to have The Oberon Group representing us, and look forward to a very fruitful relationship with its principals,” said Richard L. McAdoo, Continental Energy’s President & CEO. “The collective expertise of the Oberon team in the public company arena is very impressive, and the perfect match for Continental Energy at this critical stage in our development as an oil and gas exploration company with solid future potential.”

“Continental Energy has put together a great management team and has what we believe to be a very prudent strategy for growth going forward.  We are delighted to be working with the company in pursuit of its goals,” said Oberon Group Vice President Jeffrey Singer. “We are impressed by the opportunities presented, and hope to advise Continental in becoming a top producer in the Indonesian fields in which the company has important production sharing contracts and rights, as well as strong strategic relationships with government and industry officials.”

About The Oberon Group LLC:

The Oberon Group is a New York City based financial advisory firm addressing the financial needs of small and midsize companies across a broad range of industries. The company was founded by senior professionals, who have extensive experience in corporate finance, venture capital, research and operations. Oberon provides creative financial solutions to innovative companies that are seeking a significant market presence in their respective industries. The combined experience of Oberon's professionals, and its market focus, allows the firm to bring a level of service and expertise normally available only to large companies. Oberon views its role as an outside advisor that helps clients evaluate their strategic alternatives, define key business issues, and professionally execute transactions. Oberon brings a wealth of experience in selling businesses, as well as managing complex corporate finance issues, as it helps clients achieve their financial and strategic goals.

About Continental Energy Corporation:

Continental Energy Corporation is a small oil and gas exploration company, focused entirely on making a major oil or gas discovery in Indonesia. There it has successfully acquired production sharing contracts granting exclusive petroleum exploration and production rights to two high potential exploration concession areas, the Bengara-II and Yapen Blocks, totaling over 3 million acres; and a third concession for the development of the Bangkudulis Oil Field. Continental concentrates its efforts in Indonesia, one of the few places in the world where large tracts of highly prospective acreage can be accumulated. Indonesia has a long and successful history of oil and gas exploration and geological conditions are proven to be excellent for petroleum accumulation. Management has long experience in-country, and solid relationships with both industry and government at all levels. A strong and growing domestic demand for both crude oil and natural gas provides expanding and nearby markets for any production Continental establishes.

For further information, please visit our web site at www.continentalenergy.com.

On behalf of the Board,

" Gary R. Schell "

Director

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release may be  forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, political risk, terrorism, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more information please contact Craig Doctor 604-278-4656 or Mr. Gary Schell  604-532-6066 or

Jim Eger at 877-762-2366, Suite 1200, 14001 Dallas Parkway, Dallas, Texas, 75240